Exhibit 99.1

Contact:	Brian E. Powers, Chairman and Chief Executive Officer HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216-496-3238	November 12, 2018 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS THIRD QUARTER 2018 RESULTS

CLEVELAND, OH, NOVEMBER 12, 2018. Hickok Incorporated (OTC Pink: HICKA), a Cleveland-based holding company serving diverse markets, today reported results for the three-month and nine-month periods ended September 30, 2018.

For the quarter ended September 30, 2018, sales were $19.8 million compared with $10.9 million in the same period last year, an increase of 82%. In this same period, the Company recorded operating income of $2.5 million compared with operating income of $1.4 million in the same period last year, an increase of 75%. The Company’s net income in this period was $1.5 million, or $0.48 per fully diluted share, compared with net income of $0.6 million, or $0.18 per fully diluted share last year, an increase of 161% in net income. The increases in sales, operating income and net income were primarily a result of the acquisition of CAD Enterprises, Inc. (“CAD”) effective July 1, 2018.

The Company previously announced it sold certain assets comprising its Test and Measurement business segment effective June 1, 2018 to Hickok Waekon, LLC in exchange for shares of Class A and Class B Common Stock. As a result of the sale, the Company recorded a one-time loss on the sale of the business segment of $1.2 million.

For the nine months ended September 30, 2018, sales were $45.2 million compared with $21.5 million in the same period last year, an increase of 111%. The Company’s operating income in this period was $4.9 million compared with operating income of $3.0 million in the same period last year, an increase of 65%. In this same period, net income after recording the one-time loss on the sale of the business segment was $2.3 million, or $0.71 per fully diluted share, compared with net income of $1.7 million, or $0.56 per fully diluted share last year. Excluding the $1.2 million one-time loss on the sale of the business segment, adjusted net income in this period was $3.4 million compared with net income of $1.7 million last year, an increase of 98%. The increases in sales, operating income, net income and adjusted net income were primarily a result of the acquisitions of CAD effective July 1, 2018 and Air Enterprises effective June 1, 2017.

The Company previously announced it had changed its fiscal year end from September 30 to December 31, effective October 1, 2017. The change in the Company’s fiscal year has not impacted the Company’s results for the period ended September 30, 2018.

The Company has included adjusted net income because we believe this information is useful for our investors to understand the results of our operations for the quarter in light of the disposition of the Test and Measurement business segment. Adjusted net income should not be regarded as an alternative or replacement to any measurement of performance under GAAP.

About Hickok Incorporated. Hickok Incorporated is a publicly-traded holding company serving diverse markets, including healthcare, aerospace, education, and petrochemical.

Information about Forward Looking Statements. This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements made regarding the company’s future results. Actual results and events may differ significantly from those anticipated as a result of risks and uncertainties, including the company’s ability to successfully integrate the acquired CAD Enterprises business in a timely and cost-effective manner and add revenue from the CAD Enterprises business in the amounts and within the time frames currently anticipated, the impact on the company’s Industrial Hose and Commercial Air Handling segments and the impact on the company’s 2018 financial results of the previously announced divestiture of the Test and Measurement segment as well as the risks described from time to time in the company’s reports as filed with the Securities and Exchange Commission.

Investor Contact. Brian Powers, Chairman and Chief Executive Officer, 216-496-3238

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,

	2018		2017		2018		2017
Sales	$19,771,137	100%	$10,892,868	100%	$45,243,029	100%	$21,459,809	100%
Cost of Sales	15,320,915	77%	7,858,489	72%	34,287,788	76%	14,018,770	65%
Gross Profit	4,450,222	23%	3,034,379	28%	10,955,241	24%	7,441,039	35%

Operating Expenses:
Product development	-	0%	159,791	1%	220,418	0%	556,947	3%
Selling, general and administrative expenses	1,978,943	10%	1,460,126	13%	5,803,514	13%	3,894,809	18%
Operating Income	2,471,279	12%	1,414,462	13%	4,931,309	11%	2,989,283	14%

Other (Income) Expenses:
Interest charges	286,684	1%	116,992	1%	453,372	1%	231,879	1%
Loss on sale of business	-	0%	-	0%	1,160,574	3%	-	0%
Other (income) expense	97,412	0%	3,167	0%	205,678	0%	262,938	1%
Total Other (Income) and Expenses	384,096	2%	120,159	1%	1,819,624	4%	494,817	2%
Income before Income Taxes	2,087,183	11%	1,294,303	12%	3,111,685	7%	2,494,466	12%
Income tax expense	590,104	3%	726,864	7%	846,229	2%	772,364	4%
Net income	$1,497,079	8%	$567,439	5%	$2,265,456	5%	$1,722,102	8%

Net income per common share
Basic	$0.55		$0.20		$0.80		$0.60
Diluted	$0.48		$0.18		$0.71		$0.56

Weighted average shares outstanding
Basic	2,720,654		2,888,502		2,826,347		2,888,278
Diluted	3,092,520		3,161,975		3,186,946		3,101,106

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